EXHIBIT 99.1

Spirit Airlines Appoints John Bendoraitis as Chief Operating Officer

MIRAMAR, Fla., September 18, 2013 - Spirit Airlines (NASDAQ: SAVE) today announced it has appointed John Bendoraitis as its senior vice president and chief operating officer. Beginning mid-October, John will be responsible for leading Spirit's flight operations, inflight, technical services/maintenance, airport operations, safety, and supply chain/operations support departments.

John is bringing nearly 30 years of industry experience to Spirit. John previously served as president of Comair Airlines from 2008 to 2012, where he led the restructuring of the airline's cost structure. As president of Compass Airlines from 2006 to 2008, he was responsible for the certification and launch of the airline. John began his aviation career at Northwest Airlines, where over a 22-year span he worked his way up from aircraft technician to vice president of base maintenance operations. He has served as chief operating officer for Frontier Airlines since March 2012.

John received a bachelor's degree in business administration from Metro State University in St. Paul, Minnesota and an MBA from St. Thomas University in Minneapolis. He also holds an Aircraft Maintenance Technology (A&P) certificate from Parks College of Engineering, Aviation and Technology in St. Louis, Missouri.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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MEDIA NOTE: Spirit aircraft photos and video b-roll are available in the press room section of spirit.com at http://www.spirit.com/Pressrelease.aspx.

Media Contacts:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

Investor Relations Contact
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920